Exhibit 21.1

SUBSIDIARIES OF AAR CORP. (1)

Name of Corporation	State of Incorporation
AAR Services, Inc. (2)	Illinois
AAR Allen Services, Inc. (3)	Illinois
AAR Parts Trading, Inc. (4)	Illinois
AAR Engine Services, Inc. (5)	Illinois
AAR Aircraft Services, Inc. (6)	Illinois
AAR Aircraft & Engine Sales & Leasing (7)	Illinois
AAR International, Inc. (8)	Illinois
AAR Manufacturing Group, Inc. (9)	Illinois

(1)	Subsidiaries required to be listed pursuant to Regulation S-K Item 601(b)(21).

(2)	Also does business under the names AAR Distribution, AAR Aircraft Services-Oklahoma, AAR Aircraft Advisory and AAR Airframe Services-Roswell.

(3)	Also does business under the names AAR Landing Gear Services, AAR Aircraft Component Services, Mars Aircraft Radio and AAR Hermetic.

(4)	Also does business under the names AAR Aircraft & Turbine Center, AAR Allen Aircraft, AAR Defense Systems & Logistics, AAR Engine Sales & Leasing and AAR PMA Products.

(5)	Also does business under the name AAR Power Services.

(6)	Also does business under the name AAR Aircraft Services-Indianapolis.

(7)	Also does business under the names AAR Aircraft Sales & Leasing and AAR Financial Services Corp.

(8)

Also does business under the names AAR Distribution International, AAR Aircraft Component Services, AAR Engine Group International, AAR Aircraft Group International, AAR Manufacturing Group International and AAR Allen Group International.

(9)	Also does business under the names AAR Cargo Systems, AAR Mobility Systems, AAR Composites and AAR ATICS.